Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our reports dated March 9, 2016 relating to the consolidated financial statements of Cytosorbents Corporation (the “Company”) as of and for the years ended December 31, 2015 and 2014 and the effectiveness of the Company’s internal control over financial reporting which appears in this annual report on Form 10-K into the Company’s previously filed Registration Statements on Forms S-3 (Registration Nos. 333-194394, 333-193053, and 333-205806) and Forms S-8 (Registration Nos. 333-199852 and 333-203244) and to the reference to our Firm under the caption “Experts”.

/s/ Withum Smith+Brown, PC

New Brunswick, New Jersey

March 9, 2016